EXHIBIT 10.1

SHARE PURCHASE AGREEMENT

for the acquisition of

Anira Consulting FZC

a company incorporated in Sharjah, United Arab Emirates

Dated: June 2, 2026

BETWEEN

SADOT GROUP INC.

a corporation incorporated under the laws of the State of Nevada, USA

(the “Buyer”)

AND

Shrvan Kumar Yadav

of Dubai, United Arab Emirates, holding UAE Emirates ID No. 784-1989-1487541-8

(the “Seller”)

RECITALS

WHEREAS, the Seller is the legal and beneficial owner of shares representing one hundred percent (100%) of the issued and outstanding share capital of Anira Consulting FZC, a company incorporated and existing under the laws of Sharjah, United Arab Emirates (the “Target Company”);

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the issued and outstanding shares of the Target Company (the “Sale Shares”), on the terms and conditions set forth herein;

WHEREAS, in consideration for the purchase of the Sale Shares, the Buyer agrees to issue to the Seller, or such other person(s) as the Seller may designate, shares in the capital of the Buyer, subject to the terms and limitations set forth in this Agreement;

WHEREAS, Seller operates as “Tradewell”;

WHEREAS Seller agrees that Tradewell’s key assets, traders, and credit lines survive the transfer.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1 — DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement, unless the context otherwise requires, the following terms shall have the meanings ascribed to them below:

“Agreement” means this Share Purchase Agreement, including all schedules and exhibits hereto, as may be amended from time to time.

“Business Day” means any day other than a Saturday, Sunday, or public holiday in the United Arab Emirates or the United States of America.

“Buyer Total Issued Shares” means the total number of Common Shares of the Buyer issued and outstanding at the time of the Closing Date.

“Change of Control Threshold” means 19.99% (nineteen-point ninety-nine percent) of the total issued and outstanding shares of the Buyer as of the Closing Date.

“Closing” means the completion of the sale and purchase of the Sale Shares in accordance with Article 3.

“Closing Date” means the date on which Closing occurs, as agreed in writing by the parties.

“Company Receivables” means all amounts owed or owing to the Target Company as at or after the Closing Date, including without limitation: trade receivables, accounts receivable, documentary credits, bills of lading proceeds, insurance claims, tax refunds, intercompany receivables, and any other amounts due to the Target Company from any person or entity, whether or not yet due and payable.

“Company Revenues” means all moneys, income, receipts, and revenues of any nature whatsoever generated by or accruing to the Target Company following the Closing Date, including without limitation: trading revenues, commodity sale proceeds, service fees, commission income, interest income, rental income, insurance recoveries, and any other operating or non-operating income recorded in the Target Company’s accounts, whether received in cash or in kind and whether or not yet invoiced.

“Common Shares” means the shares of common stock of the Buyer to be issued as part of the Consideration as described in Section 2.2.

“Consideration Shares” means, collectively, the Common Shares and the Preferred Shares to be issued by the Buyer to the Designated Recipient(s) as consideration for the Sale Shares, as more particularly described in Article 2.

“Designated Recipient(s)” means the Seller or such other person(s) as the Seller may designate in writing pursuant to Section 2.5, to whom the Consideration Shares and the Convertible Promissory Note shall be issued at Closing.

“Encumbrance” means any mortgage, charge, pledge, lien, option, right of first refusal, restriction, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, or other encumbrance of any kind.

“Preferred Shares” means the Series B Convertible Preferred Stock of the Buyer to be issued as part of the Consideration Shares as described in Section 2.3, having such rights and preferences as set forth in the Certificate of Designation as attached hereto as Exhibit A (the “Certificate of Designation”).

“Priority Obligations” means, collectively and in the order of priority set out in Section 5A.2: (i) all outstanding liabilities of the Target Company existing as at the Closing Date or arising in the ordinary course of business thereafter, including trade payables, loan obligations, statutory dues, taxes, and any other legally enforceable obligations of the Target Company; and (ii) the Software Payment Obligations.

“Restricted Distribution” means any payment, distribution, transfer, loan, advance, or application of funds by the Target Company for any purpose other than the satisfaction of Priority Obligations, including without limitation: dividend payments, management fees, shareholder loans, intercompany transfers, discretionary bonuses, capital expenditure outside the ordinary course, and any general operating expenses or overhead costs.

“Purchase Price” means Twelve Million United States Dollars (USD 12,000,000), to be satisfied entirely by the issuance of (i) the Consideration Shares in the aggregate amount of USD $7,000,000 and a Convertible Promissory Note in the principal amount of $5 Million, as attached hereto as Exhibit B (the “Convertible Promissory Note”), in accordance with Article 2.

“Sale Shares” means all issued and outstanding shares of the Target Company owned by the Seller, representing 100% of the Target Company’s share capital.

“Target Company” means Anira Consulting FZC, a company incorporated and registered in Sharjah Publishing City Free Zone, Sharjah, United Arab Emirates, with commercial registration number 4309031.01.

“Software Payment Obligations” means all amounts due and payable by the Target Company in respect of the TradeOS integrated commodity trading and risk management platform, including without limitation: any licence fees, development fees, implementation costs, maintenance and support fees, subscription fees, or any other amounts payable under any agreement entered into by the Target Company in connection with the acquisition, deployment, or ongoing operation of such platform, as such amounts may be set out in a separate software agreement or as otherwise agreed in writing between the parties.

1.2 Interpretation

References to a statute or statutory provision include any subordinate legislation made thereunder and any amendment, re-enactment or replacement thereof. The singular includes the plural and vice versa. References to a “party” include that party’s successors and permitted assigns. Headings are for convenience only and shall not affect interpretation.

ARTICLE 2 — PURCHASE PRICE AND CONSIDERATION

2.1 Purchase Price

The aggregate Purchase Price for the Sale Shares shall be USD $12,000,000, to be satisfied entirely and exclusively by the issuance of Consideration Shares and the Convertible Promissory Note as set forth in this Article 2. No cash consideration shall be payable by the Buyer at the Closing.

2.2 Common Share Consideration

At Closing, the Buyer shall issue to the Designated Recipient(s) 135,000 Common Shares of the Buyer (the “Common Share Consideration”) valued at $3.00 per share representing an aggregate value of USD $405,000.

The parties acknowledge and agree that the Change of Control Threshold on Common Shares has been established so as to ensure that no single transaction or issuance requires approval as a change of control under applicable securities laws, exchange listing rules, or the Buyer’s organizational documents, and this Agreement shall be interpreted accordingly and in no event exceeding the number of authorized but unissued common shares available under the Buyer’s Articles of Incorporation.

2.3 Convertible Promissory Note Consideration

At Closing, the Buyer shall issue to the Designated Recipient(s) the Convertible Promissory Note (the “Convertible Promissory Note Consideration”) in the aggregate principal amount of USD $5,000,000.

The Convertible Promissory Note shall be convertible into shares of common stock of the Buyer at the election of the holder thereof, subject to the Change of Control Threshold and the conversion limitation set forth in the Convertible Promissory Note.

2.4 Preferred Share Consideration

The balance of the Purchase Price (being USD $12,000,000 less USD $405,000 (the value of the Common Share Consideration) and the Convertible Promissory Note) shall be satisfied by the issuance to the Designated Recipient(s) of Preferred Shares of the Buyer (the “Preferred Shares Considerations”) representing a value of USD $6,595,000.

The Preferred Shares shall be convertible into Common Shares of the Buyer at the election of the holder thereof, subject to the Change of Control Threshold and the conversion limitation set forth in the Certificate of Designation.

2.5 Conversion Limitation — No Breach of Change of Control Threshold

Notwithstanding anything to the contrary in this Agreement or in the Certificate of Designation:

(a)   No Preferred Shares shall be converted into Common Shares, and no Common Shares shall be issued pursuant to any conversion, to the extent that such conversion or issuance would result in the Designated Recipient(s), together with any person(s) acting in concert with or related to the Designated Recipient(s), holding more than the Change of Control Threshold (the “Conversion Cap”).

(b)   The Conversion Cap is an ongoing restriction that applies at all times after Closing. Any purported conversion in excess of the Conversion Cap shall be null and void to the extent of such excess, without any liability to the Buyer.

(c)   The Designated Recipient(s) shall, prior to effecting any conversion, deliver to the Buyer a written certification confirming that the proposed conversion will not result in their aggregate holding of Common Shares of the Buyer exceeding the Conversion Cap.

(d)   The parties expressly acknowledge that the Conversion Cap is structured to avoid triggering any change of control requirement, mandatory offer obligation, or any regulatory approval process that would otherwise be required under applicable US securities laws, NASDAQ/NYSE listing standards, or any other applicable law or regulation.

(e)   For the avoidance of doubt, Preferred Shares in excess of those convertible under this Section 2.4 shall remain outstanding as unconverted Preferred Shares and shall continue to carry the rights and preferences set out in the Certificate of Designation until such time as conversion is permissible.

2.6 Seller’s Right to Designate Recipients

THE SELLER SHALL HAVE THE ABSOLUTE AND UNCONDITIONAL RIGHT, exercisable at any time at or prior to Closing (and as to any Preferred Shares, at any time prior to conversion), to direct the Buyer in writing to issue all or any portion of the Consideration Shares (whether Common Shares, Preferred Shares or the Convertible Promissory Note) to such person(s) or entity(ies) as the Seller may designate in its sole and absolute discretion (each, a “Designated Recipient”), without requiring the consent of the Buyer, provided that:

(a)   The Seller provides written notice of any such designation to the Buyer no later than three (3) Business Days prior to the relevant issuance date;

(b)   Each Designated Recipient executes such documentation as may be reasonably required by the Buyer’s transfer agent or counsel, including any investment representation letters required under applicable securities laws; and

(c)   The designation and issuance to any Designated Recipient does not, in the reasonable opinion of the Buyer’s legal counsel, violate any applicable securities law or stock exchange rule.

For the avoidance of doubt, the Seller’s right to assign or direct the issuance of Consideration Shares under this Section 2.5 is not subject to any right of first refusal, co-sale right, lock-up restriction, or other transfer restriction in favor of the Buyer. The Buyer hereby irrevocably waives any such right it may otherwise have with respect to the initial issuance and designation of Consideration Shares under this Agreement.

ARTICLE 3 — CLOSING

3.1 Closing Date

Closing shall take place on the date hereof, or such other date as the parties may agree in writing, which closing shall be virtually by electronic exchange of executed documents.

3.2 Seller’s Obligations at Closing

At Closing, the Seller shall deliver or cause to be delivered to the Buyer:

(a)   Duly executed share transfer form(s) in respect of all Sale Shares, in favor of the Buyer or its nominee;

(b)   The original share certificate(s) representing the Sale Shares, if applicable;

(c)   Written resignation letters of any directors of the Target Company appointed by the Seller, if requested by the Buyer;

(d)   All corporate books, registers, seal, and statutory records of the Target Company;

(e)   A written designation notice identifying the Designated Recipient(s) and the allocation of Consideration Shares among them (if more than one);

(f)   Such other documents and instruments as the Buyer may reasonably request to consummate the transactions contemplated herein.

3.3 Buyer’s Obligations at Closing

At Closing, the Buyer shall:

(a)  Issue and deliver to the Designated Recipient(s) book-entry notations evidencing the Common Share Consideration;

(b)   Issue and deliver to the Designated Recipient(s) other instruments evidencing the Preferred Share Consideration and the Convertible Promissory Note fully executed;

(c)   File or cause to be filed with the appropriate regulatory authorities any notices required in connection with the issuance of the Consideration Shares;

(d)   Procure that the Target Company registers the Buyer (or its nominee) as the owner of the Sale Shares in the register of members of the Target Company.

ARTICLE 4 — REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Seller

The Seller hereby represents and warrants to the Buyer, as of the date of this Agreement and as of the Closing Date (or, if made as of a specific date, as of such date), as follows:

(a) Authority and Enforceability. The Seller has full legal capacity, power and authority to enter into and perform this Agreement and all other agreements and instruments to be executed by the Seller in connection herewith. This Agreement constitutes a valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity.

(b) Ownership of Sale Shares. The Seller is the sole legal and beneficial owner of all of the Sale Shares, free and clear of all Encumbrances. There are no options, warrants, calls, rights, commitments, conversion privileges, preemptive rights or agreements of any character to which the Seller is a party or by which the Seller is bound, relating to the issuance, sale, purchase, redemption or transfer of the Sale Shares or any other securities of the Target Company. Upon delivery of the Sale Shares to the Buyer at Closing in accordance with this Agreement, the Buyer will acquire good and valid title to the Sale Shares, free and clear of all Encumbrances.

(c) Organization and Good Standing of Target Company. The Target Company is duly incorporated, validly existing and in good standing under the laws of Sharjah, United Arab Emirates (Sharjah Publishing City Free Zone), with commercial registration number 4309031.01. The Target Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted. The Target Company is duly qualified to do business in each jurisdiction where the nature of its business or properties makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

(d) Capitalization. The authorized, issued and outstanding share capital of the Target Company is as set forth in the Disclosure Schedule. The Sale Shares constitute all of the issued and outstanding shares of the Target Company. All of the Sale Shares have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with all applicable laws. There are no outstanding options, warrants, convertible securities, rights to purchase or otherwise acquire any shares or other equity interests in the Target Company.

(e) No Conflicts; Consents. The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby do not and will not: (i) violate any applicable law, regulation, order, judgment or decree; (ii) conflict with or result in a breach of any provision of the organizational documents of the Target Company; or (iii) conflict with, result in a violation or breach of, constitute a default under, or give rise to any right of termination, cancellation or acceleration under any contract, agreement or instrument to which the Seller or the Target Company is a party including, but not limited to, any supplier agreement, banking facility, or license, or by which any of their respective assets or the Sale Shares are bound, except where such conflict, breach or default would not have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or third party is required in connection with the execution and performance of this Agreement, other than those that have been obtained or made.

(f) Financial Statements and Liabilities. The Seller has delivered to the Buyer true, correct and complete copies of the financial statements of the Target Company for the periods requested. Such financial statements fairly present in all material respects the financial position and results of operations of the Target Company. The Target Company has no liabilities (whether accrued, absolute, contingent or otherwise) except (i) those disclosed in the financial statements, (ii) those incurred in the ordinary course of business since the date of the most recent financial statements, and (iii) the Priority Obligations and Software Payment Obligations fully disclosed in the Disclosure Schedule.

(g) Compliance with Laws. The Target Company is, and has been for the past three (3) years, in compliance in all material respects with all applicable laws, regulations and orders of governmental authorities in the UAE and any other jurisdiction in which it conducts business, including but not limited to free zone regulations, tax laws (VAT and corporate tax), and anti-money laundering requirements.

(h) Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Seller’s knowledge, threatened against the Seller or the Target Company or any of their respective assets or the Sale Shares before any court, arbitrator or governmental authority.

(i) Material Contracts. The Disclosure Schedule lists all material contracts of the Target Company. All such contracts are valid, binding and in full force and effect. Neither the Target Company nor, to the Seller’s knowledge, any other party is in material breach or default thereunder.

(j) Intellectual Property and TradeOS. The Target Company owns or has valid licenses to all intellectual property necessary for its business, including the TradeOS platform. All Software Payment Obligations and related agreements are fully disclosed, and there are no disputes or potential claims regarding such licenses or obligations.

(k) Taxes. The Target Company has timely filed all required tax returns and paid all taxes due. There are no tax liens on any assets of the Target Company and no ongoing tax audits or disputes.

(l) Employees and Benefits. The Target Company is in compliance in all material respects with all labor, employment and employee benefits laws applicable in the UAE. There are no pending or threatened claims by current or former employees.

(m) Related Party Transactions. Except as disclosed in the Disclosure Schedule, there are no contracts, loans, arrangements or transactions between the Target Company and the Seller or any affiliate or family member of the Seller.

(n) Insolvency. Neither the Seller nor the Target Company is insolvent, has committed an act of bankruptcy, or is subject to any bankruptcy, insolvency, reorganization or similar proceeding.

(o) Accuracy of Information. All information provided by the Seller or the Target Company to the Buyer in connection with this transaction is true, correct and complete in all material respects and does not contain any untrue statement of material fact.

(p) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller or the Target Company.

(q) Accredited Investor Status and Investment Sophistication. The Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Seller has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the Consideration Shares and the Convertible Promissory Note, and has the financial wherewithal and ability to bear the economic risk of such investment (including the risk of a complete loss of his investment) for an indefinite period of time. The Seller is acquiring the Consideration Shares and the Convertible Promissory Note for his own account (or for the account of Designated Recipients who are also accredited investors) for investment purposes only and not with a view to, or for resale in connection with, any distribution or public offering thereof in violation of the Securities Act or any applicable state securities laws.

4.1A Survival. The representations and warranties of the Seller contained in this Article 4 shall survive the Closing for a period of twenty-four (24) months, except for fundamental representations (including (a), (b), (d), (e) and tax matters) which shall survive until the expiration of the applicable statute of limitations.

4.2 Representations and Warranties of the Buyer

The Buyer hereby represents and warrants to the Seller, as of the date of this Agreement and as of the Closing Date, as follows:

(a)   The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, United States of America.

(b)   The Buyer has all requisite corporate power and authority to enter into, execute and perform this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of the Buyer.

(c)   The Consideration Shares, when issued in accordance with this Agreement, shall be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all Encumbrances (other than restrictions under applicable securities laws and as set forth in this Agreement).

(d)   The issuance of the Common Share Consideration (capped at the Change of Control Threshold) does not, and will not, require shareholder approval under NASDAQ Listing Rule 5635 or any other applicable NASDAQ rule, and the Buyer has taken all steps necessary to ensure that such issuance does not trigger any change of control or shareholder approval requirement. The Buyer acknowledges that the subsequent conversion of any Preferred Shares into Common Shares may require shareholder approval in accordance with NASDAQ Listing Rule 5635 (including subsections (b) regarding change of control and (d) regarding certain 20% issuances) if such conversion would result in the Designated Recipient(s) (together with any persons acting in concert) holding 20% or more of the voting power or outstanding common shares or otherwise trigger a change of control. The Buyer shall use commercially reasonable efforts to obtain any such required shareholder approval if and when necessary to permit conversion in accordance with the terms of this Agreement and the Certificate of Designation.

ARTICLE 5 — COVENANTS

5.1 Pre-Closing Covenants

Between the date of this Agreement and Closing, the Seller shall procure that the Target Company: (i) carries on its business in the ordinary course; (ii) does not issue any additional shares or create any Encumbrances over the Sale Shares or the assets of the Target Company; and (iii) provides the Buyer with reasonable access to the books, records and management of the Target Company for the purposes of due diligence.

5.2 Regulatory Filings

Each party shall use commercially reasonable efforts to make all required filings with, and obtain all required approvals from, governmental authorities in connection with the transactions contemplated by this Agreement, including any filings required under applicable US securities laws in connection with the issuance of the Consideration Shares.

5.3 Registration Rights — Obligation to Register

The Buyer hereby unconditionally undertakes and covenants to the Seller and each Designated Recipient that it shall use its best efforts to cause all of the Consideration Shares (including the shares of common stock issuable upon conversion of the Preferred Shares and shares of common stock issuable upon conversion of the Convertible Promissory Note) to be registered for resale under the Securities Act of 1933, as amended (the “Securities Act”), as soon as reasonably practicable following Closing, and in any event no later than the deadlines set forth in this Section 5.3.

(a) Filing Deadline. The Buyer shall prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (or, if the Buyer is not then eligible to use Form S-3, on Form S-1 or such other appropriate form as determined by the Buyer’s counsel) covering the resale of all Consideration Shares (the “Registration Statement”), no later than thirty (30) calendar days following the Closing Date (the “Filing Deadline”).

(b) Effectiveness Deadline. The Buyer shall use its best efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable after filing, and in any event no later than ninety (90) calendar days following the Closing Date (or one hundred twenty (120) calendar days if the SEC reviews and comments on the Registration Statement) (the “Effectiveness Deadline”).

(c) Maintenance. The Buyer shall use its best efforts to keep the Registration Statement continuously effective and in compliance with the Securities Act (including by filing any required prospectus supplements and post-effective amendments) until the earlier of: (i) the date on which all Consideration Shares covered by the Registration Statement have been sold; or (ii) the date on which all such shares may be freely sold without restriction pursuant to Rule 144 under the Securities Act, as determined by the Buyer’s counsel.

(d) Registration Expenses. All costs and expenses incurred in connection with the preparation, filing and maintenance of the Registration Statement, including SEC filing fees, legal fees of the Buyer’s counsel, and accounting fees, shall be borne exclusively by the Buyer. The Seller and Designated Recipient(s) shall bear only their own legal fees and any underwriting discounts or brokerage commissions applicable to their own sales.

(e) Cooperation. The Seller and each Designated Recipient shall cooperate with the Buyer in connection with the preparation of the Registration Statement, including by providing such information about themselves and their intended plan of distribution as the Buyer or its counsel may reasonably request, and by promptly notifying the Buyer of any changes to such information.

(g) Suspension. Notwithstanding the foregoing, the Buyer shall be entitled to suspend the use of the Registration Statement for a period not exceeding thirty (30) consecutive calendar days (and no more than sixty (60) calendar days in any twelve-month period) if the Buyer’s board of directors determines in good faith that disclosure of material non-public information would be required that would be materially detrimental to the Buyer (a “Blackout Period”). The Buyer shall promptly notify the Seller of the commencement and termination of any Blackout Period. Blackout Periods shall not count towards any Registration Default under Section 5.3(e).

ARTICLE 5A — CASH WATERFALL AND PRIORITY APPLICATION OF COMPANY REVENUES

5A.1 Commitment of Company Revenues and Receivables

With effect from and including the Closing Date, and for so long as any Priority Obligations remain outstanding and unpaid in whole or in part, the Buyer shall procure that the Target Company irrevocably commits and applies all Company Revenues and all Company Receivables (as and when received or collected) exclusively in accordance with the cash waterfall set out in Section 5A.2 below. No Company Revenues and no proceeds of Company Receivables shall be applied to any Restricted Distribution unless and until all Priority Obligations then due and payable have been satisfied in full in accordance with Section 5A.2.

5A.2 Mandatory Cash Waterfall — Order of Priority

All Company Revenues received and all Company Receivables collected by the Target Company following the Closing Date shall be applied in the following strict order of priority, and no amount shall be applied to a lower priority until all amounts in a higher priority have been paid or reserved in full:

First — Existing and Accruing Liabilities (“First Priority”): Payment and discharge in full of all outstanding liabilities of the Target Company, being all trade payables, supplier invoices, statutory obligations (including taxes, duties, levies, and social contributions), loan and financing repayments, lease obligations, and any other legally enforceable obligations of the Target Company that are due and payable or will fall due within the immediately following thirty (30) calendar days, whether such liabilities arose prior to or after the Closing Date.

Second — Software Payment Obligations (“Second Priority”): Payment in full of all Software Payment Obligations that are then due and payable, including any amounts relating to the TradeOS integrated commodity trading and risk management platform (license fees, development fees, implementation costs, maintenance fees, and any other amounts due under any applicable software or technology agreement), in each case in accordance with the payment schedule set out in the applicable software agreement or as otherwise notified in writing by the payee of such Software Payment Obligations.

Third — Restricted Distributions and All Other Applications: Only after the First Priority and Second Priority have been fully satisfied (or adequate reserves set aside therefor as approved by the Buyer’s board of directors) may any surplus Company Revenues or Company Receivables proceeds be applied to any Restricted Distribution, including general operating expenses, discretionary expenditure, dividends, management fees, intercompany transfers, or any other purpose.

5A.3 Absolute Prohibition on Premature Distribution

The Buyer hereby covenants and undertakes that, for so long as any Priority Obligations (whether First Priority or Second Priority as defined in Section 5A.2) remain outstanding and unpaid:

(a) the Buyer shall not, and shall procure that the Target Company shall not, make, declare, authorize, or effect any Restricted Distribution out of Company Revenues or Company Receivables;

(b) the Buyer shall not, and shall procure that the Target Company shall not, divert, redirect, assign, pledge, or otherwise encumber any Company Revenues or Company Receivables in any manner that would impair the Target Company’s ability to satisfy the Priority Obligations in the order prescribed in Section 5A.2;

(c) the Buyer shall ensure that the Target Company maintains sufficient liquidity reserves at all times to meet the Priority Obligations falling due in the immediately following thirty (30) calendar day period; and

(d) any Restricted Distribution purportedly made in breach of this Section 5A.3 shall be void and of no effect, and any amount so distributed shall be immediately repayable by the recipient to the Target Company and applied in accordance with the waterfall set out in Section 5A.2.

5A.4 Collection and Segregation of Receivables

The Buyer shall ensure that the Target Company:

(a) uses its best efforts to collect all Company Receivables promptly and in accordance with the Target Company’s normal credit and collection procedures, and does not waive, compromise, or write off any Company Receivable without the prior written consent of the Seller (such consent not to be unreasonably withheld) while any Priority Obligations remain outstanding;

(b) maintains a designated collection account (the “Priority Account”) into which all Company Revenues and collected Company Receivables shall be deposited upon receipt, from which disbursements shall be made only in accordance with the waterfall set out in Section 5A.2; and

(c) provides the Seller with read-only access to statements of the Priority Account, on a monthly basis or upon written request, for so long as any Priority Obligations remain outstanding.

5A.5 Monthly Reporting Obligation

The Buyer shall deliver, or ensure that the Target Company delivers, to the Seller within fifteen (15) Business Days of the end of each calendar month following the Closing Date, a written report (the “Waterfall Report”) setting out, in reasonable detail:

(a) total Company Revenues received during the relevant month, by category;

(b) total Company Receivables collected during the relevant month, and the outstanding balance of Company Receivables as at month end;

(c) amounts applied to First Priority obligations (existing and accruing liabilities) during the month, with a breakdown by creditor or liability category;

(d) amounts applied to Second Priority obligations (Software Payment Obligations) during the month, with a breakdown by invoice or payment reference;

(e) the aggregate outstanding balance of all Priority Obligations as at month end (distinguishing First Priority from Second Priority); and

(f) any Restricted Distributions made during the month (if any), confirming that such distributions were made only after all Priority Obligations then due were fully satisfied.

5A.6 Breach and Remedies

Any breach of this Article 5A by the Buyer shall constitute a material breach of this Agreement. Without prejudice to any other rights or remedies available at law or in equity, upon any such breach:

(a) the Seller shall be entitled to specific performance of the obligations set out in this Article 5A, and the parties acknowledge that damages alone would not be an adequate remedy for breach of this Article;

(b) all Priority Obligations that have been bypassed or not satisfied by reason of such breach shall become immediately due and payable in full, and interest shall accrue on any overdue Software Payment Obligations at the rate of eight percent (8%) per annum from the date such payment was due until the date of actual payment; and

(c) the Seller shall be entitled to seek injunctive relief to restrain any actual or threatened Restricted Distribution made in breach of this Article 5A, without the requirement to post bond or other security.

5A.7 Duration and Release

The obligations of the Buyer under this Article 5A shall remain in full force and effect from the Closing Date until the date on which all Priority Obligations have been irrevocably paid and discharged in full (the “Release Date”). Upon the Release Date, the Buyer shall be entitled to apply Company Revenues and Company Receivables for any purpose without restriction under this Article 5A, and the Seller shall, upon the Buyer’s written request, confirm in writing the occurrence of the Release Date within five (5) Business Days of such request, such confirmation not to be unreasonably withheld. For the avoidance of doubt, the Release Date shall not occur until both (i) all outstanding liabilities of the Target Company referred to in First Priority above are fully discharged, and (ii) all Software Payment Obligations referred to in Second Priority above are fully paid, including any accrued interest on overdue amounts.

ARTICLE 6 — INDEMNIFICATION

6.1 Definitions For purposes of this Article 6: (a) “Losses” means any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), fines, penalties, and judgments. (b) “Fundamental Representations” means the representations and warranties in Sections 4.1(a) (Authority), 4.1(b) (Ownership of Sale Shares), 4.1(c) (Organization), 4.1(d) (Capitalization), and any Tax or solvency representations. (c) “Material Adverse Effect” has the meaning customarily given in transactions of this nature (material adverse effect on the Target Company’s business, assets, liabilities, or financial condition).

6.2 Indemnification by Seller The Seller shall indemnify, defend and hold harmless the Buyer, the Target Company (post-Closing), and their respective officers, directors, employees, agents and affiliates (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses arising out of or resulting from: (i) any breach or inaccuracy of any representation or warranty made by the Seller in this Agreement (including Article 4); (ii) any breach or non-performance of any covenant or agreement of the Seller contained in this Agreement; (iii) any claim by any third party in respect of the Sale Shares or the Target Company relating to facts, events or circumstances existing or occurring prior to the Closing Date, including without limitation any Pre-Closing Taxes, liabilities, or Software Payment Obligations not fully disclosed; or (iv) any fraud, willful misrepresentation or intentional misconduct by the Seller.

6.3 Indemnification by Buyer The Buyer shall indemnify, defend and hold harmless the Seller and the Designated Recipient(s) (collectively, the “Seller Indemnified Parties”) from and against any and all Losses arising out of or resulting from: (i) any breach or inaccuracy of any representation or warranty made by the Buyer in this Agreement; or (ii) any breach or non-performance of any covenant or agreement of the Buyer contained in this Agreement. For the avoidance of doubt, Buyer’s indemnity under this Section 6.3 shall not apply to any Losses arising from the operation of the Target Company after Closing or from any matter for which the Seller is required to indemnify the Buyer under Section 6.2.

6.4 Survival All representations and warranties shall survive the Closing as follows: (a) Fundamental Representations and related covenants: until the expiration of the applicable statute of limitations (including any extensions or waivers); (b) All other representations and warranties: for a period of eighteen (18) months following the Closing Date; (c) Covenants: for the period specified therein or, if none, until fully performed. No claim for indemnification may be made after the expiration of the applicable survival period, except for claims asserted in good faith with reasonable specificity prior to such expiration.

6.5 Limitations on Seller’s Indemnity (a) Basket: The Seller shall not be liable for any Losses under Section 6.2(i) (representations and warranties, other than Fundamental Representations) until the aggregate amount of all such Losses exceeds USD 100,000 (the “Basket”), at which point the Seller shall be liable for all Losses (including the Basket amount). (b) Cap: The maximum aggregate liability of the Seller under this Article 6 shall not exceed fifteen percent (15%) of the Purchase Price (USD 1,800,000), except for claims arising from Fundamental Representations, fraud, or willful misconduct, which shall not be subject to the Cap. (c) Mitigation: Each party shall use commercially reasonable efforts to mitigate any Losses for which indemnification is sought.

6.6 Notice and Defense (a) The Indemnified Party shall promptly notify the Indemnifying Party in writing of any claim. Failure to give prompt notice shall not relieve the Indemnifying Party of liability except to the extent it is actually prejudiced thereby. (b) The Indemnifying Party shall have the right to assume the defense of any third-party claim with counsel reasonably acceptable to the Indemnified Party. If the Indemnifying Party does not assume the defense within thirty (30) days, the Indemnified Party may defend the claim and seek reimbursement. (c) No settlement of any claim shall be made without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

6.7 Exclusive Remedy Following the Closing, the indemnification provisions of this Article 6 shall be the sole and exclusive remedy of the parties for any breach of representations, warranties or covenants in this Agreement (other than claims for specific performance or injunctive relief and claims based on fraud or willful misconduct). This provision shall not limit the Buyer’s rights under Article 5A or any other post-Closing covenant.

6.8 Insurance and Tax Benefits Any Losses shall be reduced by (i) any insurance proceeds actually received by the Indemnified Party and (ii) any net Tax benefit actually realized by the Indemnified Party as a result of such Loss.

ARTICLE 7 — GENERAL PROVISIONS

7.1 Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, United States of America, without regard to its conflict of laws principles. Any dispute, controversy or claim arising out of or in connection with this Agreement or the transactions contemplated hereby, including any question regarding its existence, validity, interpretation, performance, breach or termination, shall be subject to the exclusive jurisdiction of the state and federal courts located in Carson City, Nevada. Each party irrevocably submits to the exclusive jurisdiction of such courts and waives any objection to the laying of venue in such courts on the basis of inconvenient forum or otherwise. Notwithstanding the foregoing, either party may seek urgent interlocutory, injunctive or equitable relief in any court of competent jurisdiction to prevent or restrain a breach or threatened breach of this Agreement.

7.2 Entire Agreement

This Agreement (including all Schedules) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations, representations and understandings, whether written or oral, relating thereto.

7.3 Amendments

No amendment, modification or waiver of any provision of this Agreement shall be valid or binding unless made in writing and duly executed by both parties.

7.4 Notices

All notices under this Agreement shall be in writing and delivered by hand, courier, registered mail or email (with confirmation of receipt) to the addresses set out in Schedule A, or such other address as a party may notify in writing.

7.5 Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions shall continue in full force and effect.

7.6 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed valid and binding.

7.7 Confidentiality

The parties agree to keep the terms of this Agreement and all information relating to the Target Company confidential, and shall not disclose such information to any third party without the prior written consent of the other party, except as required by applicable law, regulation or stock exchange rules.

7.8 No Waiver

No failure or delay by any party in exercising any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise thereof.

7.9 Further Assurances

Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

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SIGNATURES

IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first written above.

BUYER:

SADOT GROUP INC.

Name: Haggai Ravid

Title: CEO

SELLER:

/s/ Shrvan Kumar Yadav

Shrvan Kumar Yadav

Emirates ID No.: 784-1989-1487541-8

SCHEDULE A

NOTICE DETAILS

Buyer:

Sadot Group Inc.

295 E. Renfro Street, Suite 300

Burleson, Texas 76028

Email: haggai.ravid@sadotco.com

Attention: CEO

Seller:

Shrvan Kumar Yadav

Dubai, United Arab Emirates

Email: [EMAIL]